UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2017

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	39-2075693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 S Pinnacle Hills Parkway, Suite 220, Rogers AR	72758
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2017, Ecoark Holdings, Inc. (the “Company”) appointed Peter Mehring and Troy Richards to the Company’s Board of Directors to fill two vacancies. After these appointments, there are seven directors on the Company’s Board of Directors, including four independent directors pursuant to Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and as defined by NASDAQ Rule 5605(a)(2).

Mr. Mehring currently serves as President of Zest Labs, Inc., a subsidiary of the Company, and has served in such role since July 2009. As President of Zest Labs, Inc., he has led the Company’s efforts in pioneering on-demand data visibility and condition monitoring solutions for the fresh produce, protein and pharmaceutical markets. He was formerly Vice President of Macintosh hardware group at Apple Computer, Senior Vice President of Engineering at Echelon, and founder, General Manager and Vice President of R&D at UMAX. Mr. Mehring held Engineering Management positions at Radius, Power Computing Corporation, Sun Microsystems, and Wang Laboratories. Mr. Mehring brings extensive experience, and can advise the Board of Directors in matters relating to engineering, operations and general management at emerging companies and large enterprises.

Mr. Richards became an employee of the Company in June 2016 when he was appointed as the Company’s Chief Administrative Officer. Mr. Richards previously served as an advisor to the Company since 2013. Since 1992. Mr. Richards has been franchisee of the Wendy’s Company and, at the height of his business with Wendy’s Company, he had over 400 employees throughout the state of Arizona and owned and operated over 30 restaurants. Mr. Richards actively serves on the foundation board of the Translational Genomics Research Institute (“TGen”) and has been involved in TGen’s growth in many areas, including advanced adrenal cancer research and institution-wide marketing. Mr. Richards has extensive management and systems experience which he will use to contribute to the Company’s Board of Directors.

There are no arrangements or understandings between Mr. Mehring or Mr. Richards and any person pursuant to which they were selected as a director, and there are no actual or proposed transactions between the Company and Mr. Mehring, Mr. Richards or any of their immediate family members that would require disclosure under Item 404(a) of Regulation S-K in connection with their appointment as a director. Neither Mr. Mehring nor Mr. Richards have been appointed to any board committees. Except for their compensation as employees of the Company, there are no other material plans, contracts or arrangements in which the new directors will participate in connection with their appointment.

On January 13, 2017, Yash Puri resigned as a member of the Board of Directors and as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Puri will remain involved in the Company as a part-time employee until June 30, 2016 and then continue as a consultant to help support regulatory filings and other related issues. Mr. Puri, 69, advised the Company that his resignation was in order to scale back his role in the Company and not in connection with any disagreement with the Company on any matter relating to its operations, policies or practices. The Company has furnished Mr. Puri with a copy of the disclosures made in this Form 8-K prior to its filing and provided Mr. Puri with an opportunity to furnish the Company with any comments or concerns.

On January 19, 2017, the Company appointed Jay Oliphant, the Company’s Corporate Controller, to serve as the Company’s Principal Financial Officer and Principal Accounting Officer. Mr. Oliphant, 57, served as Controller for Ecoark, Inc. since January 2016 and then as Controller for the Company since March 2016. During 2016, Mr. Oliphant led a professional team who implemented cloud-based systems and controls for the Company and significantly improved internal controls over financial reporting to comply with the Sarbanes-Oxley Act. Immediately prior to joining Ecoark, Inc. in 2016, he spent nine years in various controllership roles at Walmart. His professional experience also includes roles with Oracle, PricewaterhouseCoopers in New York and Deloitte in Houston. He has been a CPA for over 30 years and has a Master of Accounting, Master of Business and Public Management, and Bachelor in Economics degrees from Rice University.

Further, on January 19, 2017, the Company appointed Jay Puchir as the Company’s Treasurer and Secretary. Mr. Puchir, 41, is currently the Company’s Director of Finance, joining the Company in December 2016. As Director of Finance, Mr. Puchir leads the Company’s treasury function, financial planning & analysis, and assists the Corporate Controller with financial reporting. Mr. Puchir started his career as an auditor at PricewaterhouseCoopers and a consultant at Ernst & Young, ultimately earning the position of Senior Manager at Ernst & Young. Immediately prior to joining the Company, he held the role of Associate Chief Financial Officer with HCA and from March 2010 to February 2016 he served as both the Accounting Manager and Director of Finance / Controller at The Citadel. Mr. Puchir is a licensed Certified Public Accountant.  Mr. Puchir has also served on a part-time basis as the Chief Financial Officer of Trend Discovery Capital Management since July 2014. He received his Bachelor of Arts from the University of North Carolina at Chapel Hill and his Master of Business Administration from Rutgers University.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(b) On January 19, 2017, the Company’s Board of Directors determined to change the fiscal year of the Company from a fiscal year ending on December 31 to a fiscal year ending on March 31 as permitted by the Company’s bylaws. After filing its Annual Report on Form 10-K for the year ended December 31, 2016, the Company shall file a report covering the transition period from January 1, 2016 through March 31, 2017 using a transition report on Form 10-QT.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2017	ECOARK HOLDINGS, INC.

	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer

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